Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Second Quarter 2017 Financial Results

•	Net revenue of $152.2 million increased 2.3%, or 4.1% on a constant currency basis.

•	Executive Search net revenue increased 2.9%, or 4.3% on a constant currency basis.

•	Leadership Consulting net revenue of $11.4 million increased 35.3%, or 43.9% in constant currency, partially offsetting a decline in Culture Shaping net revenue of 35.7%, or 34.0% in constant currency.

•	Leadership Consulting and Culture Shaping will be combined to create Heidrick Consulting, bringing to clients a more cohesive suite of leadership offerings to accelerate performance.

•	The intangible assets and goodwill associated with Culture Shaping were written off, resulting in a non-cash charge of $39.2 million.

CHICAGO, July 24, 2017 — Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of senior-level executive search, leadership consulting and culture shaping services globally, today announced financial results for its second quarter ended June 30, 2017.

(In thousands, except per share amounts) (Unaudited)	Three Months Ended June 30, 2017		Three months ended June 30, 2016
	GAAP	Adjusted*	GAAP
Net revenue (before reimbursements)	$152,214	$152,214	$148,861
Operating income (Loss)	(28,411)	10,747	11,694
Net income (Loss)	(18,248)	6,281	6,655
Diluted Earnings (Loss) per Share	($0.97)	$0.33	$0.35

*	Adjusted operating income, net income and diluted earnings per share reflect results that exclude the non-cash impairment charge of $39.2 million in the 2017 second quarter.

“Our 2017 second quarter results reflect solid performance in our core business, Executive Search, and strong growth in Leadership Consulting,” said Krishnan Rajagopalan, Heidrick & Struggles President and Chief Executive Officer. “Going forward, we will integrate our Leadership Consulting and Culture Shaping operations into a single business, Heidrick Consulting, which will provide a comprehensive service offering that will help our clients accelerate their performance. We have built a scalable foundation for Heidrick Consulting through the development and acquisition of relevant tools and intellectual property, and are now in a position to drive operational efficiencies and move to a better trajectory of profitable growth.”

Consolidated net revenue (revenue before reimbursements) increased 2.3 percent, or $3.4 million, to $152.2 million from $148.9 million in the 2016 second quarter. Excluding the impact of exchange rate fluctuations which negatively impacted results by $2.7 million, or 1.8 percent, consolidated net revenue increased $6.1 million or 4.1 percent.

Executive Search net revenue increased 2.9 percent year over year, or $3.8 million, to $134.5 million from $130.7 million in the 2016 second quarter. Excluding the impact of exchange rate fluctuations, revenue increased $5.7 million or 4.3 percent. Net revenue increased 2.0 percent in the Americas region and 10.2 percent in Europe (16.4 percent on a constant currency basis), but declined 2.6 percent in Asia Pacific (2.2 percent on a constant currency basis). Growth in the Industrial, Education & Social Enterprise, Healthcare & Life Sciences, and Financial Services industry practices was partially offset by declines in the Global Technology & Services and Consumer Markets practices.

There were 355 Executive Search consultants at June 30, 2017 compared to 316 at June 30, 2016. Mostly reflecting the large number of promotions in the first quarter, productivity, as measured by annualized Executive Search net revenue per consultant, was $1.5 million in the 2017 second quarter compared to $1.7 million in the 2016 second quarter. The number of confirmed searches in the 2017 second quarter increased 1.5 percent compared to the 2016 second quarter and the average revenue per executive search was $118,300 compared to $116,700 in the 2016 second quarter.

Leadership Consulting net revenue increased 35.3 percent, or $3.0 million, to $11.4 million from $8.5 million in the 2016 second quarter. Excluding the impact of exchange rate fluctuations, Leadership Consulting revenue increased 43.9 percent or $3.7 million. The year-over-year increase reflects organic growth as well as contribution from the acquisition of Philosophy IB in September 2016. There were 18 Leadership Consulting consultants at June 30, 2017 compared to 20 at June 30, 2016.

Culture Shaping net revenue declined 35.7 percent, or $3.5 million, to $6.2 million from $9.7 million in the 2016 second quarter. Excluding the impact of exchange rate fluctuations, Culture Shaping revenue declined $3.3 million or 34.0 percent. The decline in revenue reflects lower consulting revenue and a decline in enterprise agreements. There were 17 Culture Shaping consultants at June 30, 2017 compared to 17 at June 30, 2016.

Consolidated salaries and employee benefits expense in the 2017 second quarter increased 1.8 percent, or $1.8 million, to $103.4 million from $101.5 million in the 2016 second quarter. Fixed compensation expense increased $3.8 million, mostly reflecting compensation related to the acquisitions made in 2016 and new hires, primarily in Search. Variable compensation expense decreased $1.9 million. The composition of salaries and employee benefits, between fixed and variable expenses, reflects investments the company made in 2016 including a large increase in new consultants with higher fixed compensation who have yet to reach full productivity. Salaries and employee benefits expense was 67.9 percent of net revenue for the quarter compared to 68.2 percent in the 2016 second quarter.

General and administrative expenses increased 6.9 percent, or $2.5 million, to $38.1 million from $35.6 million in the 2016 second quarter. The increase reflects higher bad debt expense incurred in the quarter, as well as an increase in professional services related to litigation and audit fees during the period. An increase in occupancy costs and the inclusion of G&A from acquisitions made late last year were offset by savings in run rate expenses. As a percentage of net revenue, general and administrative expenses were 25.0 percent compared to 23.9 percent in the 2016 second quarter.

In the second quarter, the company recorded a non-cash impairment charge of $39.2 million to write off the carrying value of the intangible assets and goodwill related to its Culture Shaping business. The long-lived asset and goodwill impairment was triggered by the current performance of this business and uncertainty around the timing of improving performance. This non-cash impairment charge does not impact the company’s normal business operations, cash flow from operating activities, free cash flow, liquidity, or availability under its credit facilities. Going forward, Culture Shaping will be combined with Leadership Consulting to create Heidrick Consulting, a comprehensive offering of the firm’s advisory services.

Reflecting the impairment charge, the company reported an operating loss in the 2017 second quarter of $28.4 million. This compares to operating income of $11.7 million and operating margin of 7.9 percent in the 2016 second quarter. Excluding the impairment charge, operating income in the 2017 second quarter would have been $10.7 million and the operating margin would have been 7.1 percent. Adjusted EBITDA(1) in the 2017 second quarter declined $1.5 million, to $16.6 million compared to $18.1 million in the 2016 second quarter. The Adjusted EBITDA margin(1) (Adjusted EBITDA as a percentage of net revenue) in the 2017 second quarter was 10.9 percent compared to 12.2 percent in the 2016 second quarter.

The net loss in the 2017 second quarter was $18.2 million and basic and diluted loss per share was $0.97, based on an effective tax rate of 36.4 percent in the quarter. This tax rate reflects the deferred tax benefit on the long-lived assets and goodwill impairment and the inability to recognize losses in certain jurisdictions. Excluding the impairment charge, adjusted net income(2) would have been $6.3 million and adjusted diluted earnings per share(2) would have been $0.33 based on an effective tax rate of 40.0 percent. In the 2016 second quarter, the company reported net income of $6.7 million and diluted earnings per share of $0.35 based on an effective tax rate of 43.5 percent in the quarter.

Net cash provided by operating activities in the 2017 second quarter was $24.3 million, compared to $34.2 million in the 2016 second quarter. Reflecting the payment of bonuses and the repayment of $25.0 million that was outstanding under our Credit Agreement, cash and cash equivalents at June 30, 2017 were $58.2 million compared to $165.0 million at December 31, 2016, and $85.4 million at June 30, 2016.

Six Months Results

For the six months ended June 30, 2017 consolidated net revenue of $292.2 million increased 4.7 percent, or $13.2 million, from $279.1 million in the first six months of 2016. Excluding the impact of exchange rate fluctuations which negatively impacted results by $5.4 million, or 1.9 percent, consolidated net revenue increased $18.6 million or 6.7 percent.

Executive Search net revenue increased 5.1 percent, or $12.6 million, to $259.0 million from $246.4 million in the first six months of 2016. Excluding the impact of exchange rate fluctuations which negatively impacted results by $3.6 million, or 1.5 percent, consolidated net revenue increased $16.2 million or 6.6 percent. Net revenue increased 3.4 percent in the Americas, 11.0 percent (approximately 18.4 percent on a constant currency basis) in Europe, and 4.1 percent (approximately 4.0 percent on a constant currency basis) in Asia Pacific. All of the industry practices contributed to growth in the first six months except the Global Technology & Services practice. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.5 million for the first six months of 2017 compared to $1.6 million in the first six months of 2016. The number of executive searches confirmed in the first six months of 2017 increased 4.7 percent and the average revenue per executive search was $110,600 compared to $110,200 for the same period in 2016.

Leadership Consulting net revenue increased 45.5 percent, or $6.6 million, to $21.2 million from $14.6 million in the first six months of 2016. Excluding the impact of exchange rate fluctuations, Leadership Consulting revenue increased 55.6 percent or $8.1 million. The year-over-year increase reflects organic growth as well as contribution from the acquisitions of Decision Strategies International (DSI) in February 2016 and Philosophy IB in September 2016. There were 18 Leadership Consulting consultants at June 30, 2017 compared to 20 at June 30, 2016.

Culture Shaping net revenue declined 33.5 percent, or $6.0 million, to $12.0 million from $18.0 million in the first six months of 2016. Excluding the impact of exchange rate fluctuations, Culture Shaping revenue declined $5.7 million or 31.7 percent. The decline in revenue reflected lower consulting revenue and a decline in enterprise agreements. There were 17 Culture Shaping consultants at June 30, 2017 compared to 17 at June 30, 2016.

The operating loss for the first six months of 2017 was $21.8 million compared to operating income of $15.6 million and operating margin of 5.6 percent for the first six months of 2016. Two unusual items contributed to the reported decline in operating income in the first six months of 2017. In the first quarter, the company reached a settlement with Her Majesty’s Revenue & Customs (“HMRC”) in the United Kingdom regarding HMRC’s challenge of the tax treatment of certain contributions made to Employee Benefits Trusts (“EBT”) between 2002 and 2008. This settlement resulted in $1.5 million of salaries & employee benefits expense. In the second quarter, as noted above, the company recorded a non-cash impairment charge of $39.2 million in the second quarter to write off the carrying value of intangible assets and goodwill related to its Culture Shaping business.

Two unusual items impacted operating income in the first six months of 2016. Following the acquisitions of Co Company in the 2015 fourth quarter and Decision Strategies International (DSI) in the 2016 first quarter, the company took the opportunity to realign its Leadership Consulting business which resulted in approximately $2.1 million of non-recurring expenses in the 2016 first quarter, primarily in Europe. Additionally, the company invested $3.8 million in the first six months of 2016 in new and existing leadership and client service talent for its Culture Shaping business.

Adjusted EBITDA(1) for the first six months of 2017 was $29.0 million and Adjusted EBITDA margin was 9.9 percent, compared to Adjusted EBITDA of $28.9 million and Adjusted EBITDA margin of 10.4 percent for the same period of 2016.

Net loss for the first six months of 2017 was $17.6 million and the diluted loss per share was $0.94, reflecting an effective tax rate of 28.4 percent. Net income for the first six months of 2016 was $8.0 million and diluted earnings per share were $0.43, reflecting an effective tax rate of 49.4 percent. The tax rate for the first six months of 2017 reflects the deferred tax benefit on the long-lived assets and goodwill impairment as well as the impact of the net $3.7 million settlement with the HMRC and the non-deductibility of the settlement, as well as other discrete items in the first six months of the year. Excluding the EBT settlement and the impairment charge, adjusted diluted earnings per share(2) would have been $0.52 based on an effective tax rate of 46.2 percent.

2017 Third Quarter Outlook

The company is forecasting third quarter 2017 consolidated net revenue of between $148 million and $158 million. This forecast is based on the average currency rates in June 2017 and reflects, among other factors, management’s assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

“As a trusted advisor to our clients, we will increasingly combine distinctive, data-driven talent, leadership and culture solutions to accelerate the performance of the world’s most influential organizations. We will continue to develop Heidrick Consulting to deliver exceptional and relevant advisory services as a full complement to our Executive Search business,” Rajagopalan said. “We firmly believe our clients, our employees and our shareholders also will benefit from the operational efficiency of our integrated services. We see great opportunity ahead and are focused on positioning the firm for sustainable, profitable growth.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its second quarter 2017 results today, July 24, at 4:00 pm Central Time. Participants may access the company’s call and supporting slides through its website at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings per share (1)Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, compensation expense associated with Senn Delaney retention awards, earnout accretion expense related to acquisitions, restructuring charges, goodwill impairment, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same period. A reconciliation of Adjusted EBITDA to Net Income is provided on the last page of this release. (2)Adjusted net income and diluted earnings per share reflects the exclusion of a cash settlement with the HMRC related to the taxation of a legacy U.K. benefit trust obligation in the 2017 first quarter, and the exclusion of the $39.2 million impairment charge in the 2017 second quarter. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, leadership changes, our ability to attract, integrate, manage and retain qualified consultants and senior leaders; our ability to develop and maintain strong, long-term relationships with our clients; declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of the U.K. referendum to leave the European Union (Brexit); the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to utilize our tax losses; the timing of the establishment or reversal of valuation allowances on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2016, under Risk Factors in Item 1A and our quarterly filings with the SEC. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Press Release Contacts:

H&S Investors & Analysts Contact:

Julie Creed - Vice President, Investor Relations & Real Estate

1 312 496 1774, jcreed@heidrick.com

H&S Media Contact:

Jon Harmon - Vice President, Corporate Communications, Marketing

1 312 496 1593, jharmon@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30
	2017	2016	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$152,214	$148,861	$3,353	2.3%
Reimbursements	4,904	4,955	(51)	-1.0%

Total revenue	157,118	153,816	3,302	2.1%

Operating expenses:
Salaries and employee benefits	103,378	101,542	1,836	1.8%
General and administrative expenses	38,089	35,625	2,464	6.9%
Impairment charges	39,158	0	39,158	NM
Reimbursed expenses	4,904	4,955	(51)	-1.0%

Total operating expenses	185,529	142,122	43,407	30.5%

Operating income (loss)	(28,411)	11,694	(40,105)	-343.0%

Non-operating income (expense):
Interest, net	(96)	58
Other, net	(179)	29

Net non-operating income (expense)	(275)	87

Income (loss) before income taxes	(28,686)	11,781
Provision for (benefit from) income taxes	(10,438)	5,126

Net income (loss)	(18,248)	6,655
Other comprehensive income (loss), net of tax	3,393	(1,275)

Comprehensive income (loss)	(14,855)	$5,380

Basic weighted average common shares outstanding	18,749	18,557
Dilutive common shares	—	260

Diluted weighted average common shares outstanding	18,749	18,817

Basic net income (loss) per common share	($0.97)	$0.36
Diluted net income (loss) per common share	($0.97)	$0.35

Salaries and employee benefits as a % of net revenue	67.9%	68.2%
General and administrative expense as a % of net revenue	25.0%	23.9%
Operating income (loss) as a % of net revenue	-18.7%	7.9%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,
			$	%	2017	2016
	2017	2016	Change	Change	Margin*	Margin*
Revenue:
Executive Search
Americas	$83,090	$81,494	$1,596	2.0%
Europe	30,335	27,538	2,797	10.2%
Asia Pacific	21,115	21,677	(562)	-2.6%

Total Executive Search	134,540	130,709	3,831	2.9%
Leadership Consulting	11,433	8,450	2,983	35.3%
Culture Shaping	6,241	9,702	(3,461)	-35.7%

Revenue before reimbursements (net revenue)	152,214	148,861	3,353	2.3%
Reimbursements	4,904	4,955	(51)	-1.0%

Total revenue	$157,118	$153,816	$3,302	2.1%

Operating income (loss):
Executive Search
Americas	$23,445	$21,581	$1,864	8.6%	28.2%	26.5%
Europe	1,717	3,107	(1,390)	-44.7%	5.7%	11.3%
Asia Pacific	786	1,988	(1,202)	-60.5%	3.7%	9.2%

Total Executive Search	25,948	26,676	(728)	-2.7%	19.3%	20.4%
Leadership Consulting	(1,688)	(2,344)	656	28.0%	-14.8%	-27.7%
Culture Shaping (1)	(39,532)	87	(39,619)	NM	NM	0.9%

Total segments	(15,272)	24,419	(39,691)	-162.5%	-10.0%	16.4%
Global Operations Support	(13,139)	(12,725)	(414)	-3.3%	-8.6%	-8.5%

Operating income (loss)	($28,411)	$11,694	($40,105)	-343.0%	-18.7%	7.9%

*	Margin based on revenue before reimbursements (net revenue).
(1)	Culture Shaping operating loss includes $39.2 million of impairment charges.

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Six Months Ended
	June 30,
	2017	2016	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$292,220	$279,050	$13,170	4.7%
Reimbursements	9,075	9,053	22	0.2%

Total revenue	301,295	288,103	13,192	4.6%

Operating expenses:
Salaries and employee benefits	200,613	192,660	7,953	4.1%
General and administrative expenses	74,222	70,828	3,394	4.8%
Impairment charges	39,158	—	39,158	NM
Reimbursed expenses	9,075	9,053	22	0.2%

Total operating expenses	323,068	272,541	50,527	18.5%

Operating income (loss)	(21,773)	15,562	(37,335)	-239.9%

Non-operating income (expense):
Interest, net	101	130
Other, net	(2,920)	78

Net non-operating income (expense)	(2,819)	208

Income (loss) before income taxes	(24,592)	15,770
Provision for (benefit from) income taxes	(6,994)	7,790

Net income (loss)	(17,598)	7,980
Other comprehensive income, net of tax	6,018	55

Comprehensive income (loss)	$(11,580)	$8,035

Basic weighted average common shares outstanding	18,689	18,503
Dilutive common shares	—	260

Diluted weighted average common shares outstanding	18,689	18,763

Basic net income (loss) per common share	$(0.94)	$0.43
Diluted net income (loss) per common share	$(0.94)	$0.43

Salaries and employee benefits as a % of net revenue	68.7%	69.0%
General and administrative expense as a % of net revenue	25.4%	25.4%
Operating income (loss) as a % of net revenue	-7.5%	5.6%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Six Months Ended June 30,
					2017	2016
	2017	2016	$ Change	% Change	Margin*	Margin*
Revenue:
Executive Search
Americas	$160,188	$154,884	$5,304	3.4%
Europe	56,540	50,939	5,601	11.0%
Asia Pacific	42,297	40,614	1,683	4.1%

Total Executive Search	259,025	246,437	12,588	5.1%
Leadership Consulting	21,199	14,568	6,631	45.5%
Culture Shaping	11,996	18,045	(6,049)	-33.5%

Revenue before reimbursements (net revenue)	292,220	279,050	13,170	4.7%
Reimbursements	9,075	9,053	22	0.2%

Total revenue	$301,295	$288,103	$13,192	4.6%

Operating income (loss):
Executive Search
Americas	$42,512	$39,375	$3,137	8.0%	26.5%	25.4%
Europe	1,816	4,396	(2,580)	-58.7%	3.2%	8.6%
Asia Pacific	4,106	2,607	1,499	57.5%	9.7%	6.4%

Total Executive Search	48,434	46,378	2,056	4.4%	18.7%	18.8%
Leadership Consulting	(2,570)	(4,905)	2,335	47.6%	-12.1%	-33.7%
Culture Shaping (1)	(42,497)	(1,969)	(40,528)	NM	-354.3%	-10.9%

Total segments	3,367	39,504	(36,137)	-91.5%	1.2%	14.2%
Global Operations Support	(25,140)	(23,942)	(1,198)	-5.0%	-8.6%	-8.6%

Total operating income (loss)	$(21,773)	$15,562	$(37,335)	-239.9%	-7.5%	5.6%

*	Margin based on revenue before reimbursements (net revenue).
(1)	Culture Shaping operating loss includes $39.2 million of impairment charges.

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$58,178	$165,011
Accounts receivable, net	124,410	93,191
Prepaid expenses	23,784	21,602
Other current assets	13,783	13,779
Income taxes recoverable	5,467	4,847

Total current assets	225,622	298,430

Non-current assets:
Property and equipment, net	41,491	35,099
Assets designated for retirement and pension plans	17,050	15,698
Investments	19,717	17,346
Other non-current assets	11,913	9,322
Goodwill	124,671	151,844
Other intangible assets, net	8,027	20,690
Deferred income taxes	48,946	33,073

Total non-current assets	271,815	283,072

Total assets	$497,437	$581,502

Current liabilities:
Accounts payable	$8,170	$7,952
Accrued salaries and employee benefits	88,073	155,523
Deferred revenue, net	32,301	28,367
Other current liabilities	21,761	24,133
Income taxes payable	7,064	4,617

Total current liabilities	157,369	220,592

Non-current liabilities:
Accrued salaries and employee benefits	26,619	34,993
Retirement and pension plans	43,351	39,039
Other non-current liabilities	26,585	28,288

Total non-current liabilities	96,555	102,320

Stockholders’ equity	243,513	258,590

Total liabilities and stockholders’ equity	$497,437	$581,502

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2017	2016
Cash flows - operating activities:
Net income (loss)	($18,248)	$6,655
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,758	3,973
Deferred income taxes	(17,704)	(1,258)
Stock-based compensation expense	2,076	2,069
Accretion expense related to earnout payments	199	212
Impairment charges	39,158	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(11,337)	(13,090)
Accounts payable	388	(2,534)
Accrued expenses	17,557	18,464
Deferred revenue	(537)	(620)
Income taxes payable, net	1,695	5,100
Retirement and pension assets and liabilities	499	236
Prepaid expenses	1,253	1,338
Other assets and liabilities, net	5,557	13,676

Net cash provided by operating activities	24,314	34,221

Cash flows - investing activities:
Restricted cash	(2)	—
Acquisition of businesses	(114)	(236)
Capital expenditures	(6,280)	(371)
Purchases of available for sale investments	(157)	(115)
Proceeds from sale of available for sale investments	118	125

Net cash used in investing activities	(6,435)	(597)

Cash flows - financing activities:
Payments on line of credit	(25,000)	—
Cash dividends paid	(2,561)	(2,496)
Acquisition earnout payments	(2,308)	(7,074)

Net cash used in financing activities	($29,869)	(9,570)

Effect of exchange rate fluctuations on cash and cash equivalents	1,839	(710)

Net increase (decrease) in cash and cash equivalents	(10,151)	23,344
Cash and cash equivalents at beginning of period	68,329	62,047

Cash and cash equivalents at end of period	$58,178	$85,391

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows - operating activities:
Net income (loss)	$(17,598)	$7,980
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,566	7,645
Deferred income taxes	(15,323)	1,012
Stock-based compensation expense	3,716	3,900
Accretion expense related to earnout payments	625	558
Impairment charges	39,158	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(28,516)	(30,138)
Accounts payable	63	(1,011)
Accrued expenses	(80,558)	(87,255)
Deferred revenue	3,334	3,684
Income taxes payable, net	2,018	(712)
Retirement and pension assets and liabilities	2,892	2,530
Prepaid expenses	(1,351)	(1,226)
Other assets and liabilities, net	(2,238)	8,072

Net cash used in operating activities	(86,212)	(84,961)

Cash flows - investing activities:
Restricted cash	(2)	6,501
Acquisition of business	(114)	(9,006)
Capital expenditures	(10,443)	(1,092)
Purchases of available for sale investments	(1,963)	(2,247)
Proceeds from sale of available for sale investments	374	244

Net cash used in investing activities	(12,148)	(5,600)

Cash flows - financing activities:
Proceeds from line of credit	40,000	—
Payments on line of credit	(40,000)	—
Cash dividends paid	(5,159)	(4,946)
Payment of employee tax withholdings on equity transactions	(2,392)	(2,676)
Acquisition earnout payments	(4,497)	(7,461)

Net cash used in financing activities	(12,048)	(15,083)

Effect of exchange rate fluctuations on cash and cash equivalents	3,575	583

Net decrease in cash and cash equivalents	(106,833)	(105,061)
Cash and cash equivalents at beginning of period	165,011	190,452

Cash and cash equivalents at end of period	$58,178	$85,391

Heidrick & Struggles International, Inc.

Reconciliation of Net Income and Operating Income (GAAP) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue before reimbursements (net revenue)	$152,214	$148,861	$292,220	$279,050
Net income (loss)	(18,248)	6,655	(17,598)	7,980
Interest, net	(96)	58	101	130
Other, net	(179)	29	(2,920)	78
Provision for (benefit from) income taxes	(10,438)	5,126	(6,994)	7,790

Operating income	(28,411)	11,694	(21,773)	15,562

Adjustments
Salaries and employee benefits
Stock-based compensation expense	1,737	1,506	3,378	3,337
Senn Delaney retention awards	—	730	—	1,803
General and administrative expenses
Depreciation	2,712	2,275	4,546	4,561
Intangible amortization	1,253	1,698	3,020	3,084
Earnout accretion	200	212	626	558
Impairment charges	39,158	—	39,158	—

Total adjustments	45,060	6,421	50,728	13,343

Adjusted EBITDA	$16,649	$18,115	$28,955	$28,905

Adjusted EBITDA Margin	10.9%	12.2%	9.9%	10.4%